Exhibit 10.17
PERFORMANCE UNIT AGREEMENT

THIS PERFORMANCE UNIT AGREEMENT (this “Agreement”) is entered into by and between EnLink Midstream, LLC, a Delaware limited liability company (the “Company”), and _____________ (“Participant”) as of the Grant Date (as defined below).

WITNESSETH:

WHEREAS, the EnLink Midstream, LLC 2014 Long-Term Incentive Plan was adopted by the Company, effective February 5, 2014 (as amended, the “Plan”), for the benefit of certain employees and consultants of the Company or its Affiliates (as defined in the Plan), and non-employee directors of EnLink Manager (as defined in the Plan), the managing member of the Company; and

WHEREAS, the Committee (as defined in the Plan) is responsible for granting Awards (as defined in the Plan) in accordance with the Plan; and

WHEREAS, Participant is eligible to participate in the Plan and the Committee has authorized the grant to Participant of the “Subject Award” (as defined in Section 2 of this Agreement), which shall be subject to certain restrictions pursuant to the Plan and upon the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Participant hereby agree as follows:

1.    Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

“Cause” shall have the meaning ascribed to such term (i) in the Severance Agreement (which meaning shall include any procedural aspects for establishing a termination for Cause pursuant to the Severance Agreement), or (ii) in the Plan if no Severance Agreement exists.

“CF Tranche RIUs” means the Tranche RIUs with a Performance Goal based on Cash Flow.

“Change in Control” shall have the meaning ascribed to such term (i) in the Change in Control Agreement (which meaning shall include any procedural aspects for establishing a termination for Change in Control pursuant to the Change in Control Agreement), or (ii) in the Plan if no Change in Control Agreement exists.

“Change in Control Agreement” means (i) the Change in Control Agreement, as amended, if any, between Participant and EnLink Midstream Operating, LP, a Delaware limited partnership (or its successor), that is in effect as of the Grant Date or (ii) if Participant is not a party to a Change in Control Agreement contemplated in clause (i) of this definition, the most recent form of change in control agreement that has been included as an exhibit to the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) prior to the Grant Date.

“Company Group” means the Company, EnLink Midstream Manager, LLC, EnLink Midstream Partners, LP, EnLink Midstream GP, LLC, EnLink Midstream Operating, LP and each of their respective direct or indirect subsidiaries.

“Early Retirement” means (i) Participant’s Retirement on or after his or her attainment of age 55, and (ii) immediately prior to such Retirement, the number of such Participant’s years of continuous service with the Company or its Affiliates (including continuous service with a predecessor employer that is taken into account pursuant to an acquisition or other transaction agreement) equals or exceeds 10 years. For the avoidance of doubt, a Normal Retirement shall be deemed to occur, if at all, to the extent Participant meets the applicable age and service requirements to be eligible for both Early Retirement and Normal Retirement.

“End Date” means the date on which the Cumulative Performance Period ends.

“Good Reason” (i) shall have the meaning ascribed to such term in the Severance Agreement (which meaning shall include any procedural aspects for establishing a termination for Good Reason pursuant to the Severance Agreement), or, (ii) if no Severance Agreement exists, then shall mean any of the following, without Participant’s consent: (w) a material reduction in Participant’s base annual salary; (x) a material adverse change in Participant’s authority, duties, or responsibilities (other than temporarily while Participant is physically or mentally incapacitated or as required by applicable law); (y) a material breach by the Company of any material provision of this Agreement (or by a member of the Company Group of any material provision of any other written agreement between Participant and any member of the Company regarding his or her services thereto); or (z) the Company requires that Participant move his or her principal place of service to a location that is thirty (30) or more miles from his or her current principal place of service and the new location is farther from his or her primary residence. Participant may not terminate his or her employment for “Good Reason” unless (A) Participant gives the Company written notice of the event within thirty (30) days of the occurrence of the event, (B) the Company fails to remedy the event within thirty (30) days following its receipt of the notice, and (C) Participant terminates his or her service with the Company and its Affiliates within sixty (60) days following the Company’s receipt of written notice.

“Grant Date” means [●].

“Intermediate Retirement” means (i) Participant’s Retirement on or after his or her attainment of age 60, and (ii) immediately prior to such Retirement, the number of such Participant’s years of continuous service with the Company or its Affiliates (including continuous service with a predecessor employer that is taken into account pursuant to an acquisition or other transaction agreement) is less than five years.

“Normal Retirement” means (i) Participant’s Retirement on or after his or her attainment of age 60, and (ii) immediately prior to such Retirement, the number of such Participant’s years of continuous service with the Company or its Affiliates (including continuous service with a predecessor employer that is taken into account pursuant to an acquisition or other transaction agreement) equals or exceeds five years; provided, however, that, a Normal Retirement will not occur if Participant’s Retirement occurs prior to the one-year anniversary of the commencement of the First Performance Period unless the Committee approves the same in its sole discretion. For the avoidance of doubt, a Normal Retirement shall be deemed to occur, if at all, to the extent Participant meets the applicable age and service requirements to be eligible for both Early Retirement and Normal Retirement.

“Performance Goal” means, with respect to a Subject Tranche, the applicable Performance Goal as set forth in Schedule B to this Agreement.

“Performance Period” means the applicable measurement period under this Agreement for purposes of determining attainment of the Performance Goal with respect to a Subject Tranche.

Under this Agreement, the following four Performance Periods shall apply to the Performance Goal based on TSR:

•The “First Performance Period” shall comprise the period commencing on January 1, [●] and ending on December 31st of that same year;
•The “Second Performance Period” shall comprise the period commencing on January 1, [●] and ending on December 31st of that same year;
•The “Third Performance Period” shall comprise the period commencing on January 31, [●] and ending on December 31st of that same year; and
•The “Cumulative Performance Period” shall comprise the period commencing on January 1, [●] and ending on December 31, [●].

Under this Agreement, the following three Performance Periods shall apply to the Performance Goal based on Cash Flow:

•The First Performance Period;
•The Second Performance Period; and
•The Third Performance Period.

“Prorated Amount” means a number equal to the total number of Certified RIUs multiplied by a fraction (i) the numerator of which is the number of days that elapse from the commencement of the Cumulative Performance Period to, as applicable, the date of a Qualifying Termination or the date of an Early Retirement or an Intermediate Retirement, and (ii) the denominator of which is the total number of days in the Cumulative Performance Period.

“Qualifying Disability” means, as applicable, the earliest to occur of: (i) Participant’s “disability” within the meaning of Treas. Reg. Section 1.409A-3(i)(4), or (ii) Participant’s Separation from Service that is incurred after Participant has become disabled and qualified to receive benefits under the Company’s long-term disability plan.

“Qualifying Termination” means Participant’s Separation from Service with the Company and its Affiliates due to (i) an involuntary termination of Participant by the Company or its Affiliates for reasons other than Cause or Qualifying Disability or (ii) a termination by Participant for Good Reason.

“Retirement” means Participant’s Separation from Service with the Company and its Affiliates for reasons other than Cause due to his or her retirement; provided that (i) Participant provides the Company with at least 90 days’ advance written notice of such retirement, which notice may be waived by the Chief Executive Officer of EnLink Manager and (ii) such retirement is otherwise approved by the Chief Executive Officer of EnLink Manager in his or her sole discretion. Notwithstanding any provision herein to the contrary, Participant will not be eligible to receive any benefits hereunder with respect to Early Retirement or Intermediate Retirement, if such Participant is eligible to receive benefits with respect to Normal Retirement under any other Award.

“Retirement Conditions” means, with respect to Participant’s Retirement, (i) Participant’s compliance with Schedule D through the date of his or her Retirement and (ii) solely if requested by the Company in its sole discretion, Participant shall deliver to the Company, prior to his or her Retirement, an acknowledgment of his or her obligations to comply with Schedule D (it being understood that Participant agrees to the terms and conditions set forth in Schedule D if he or she engages in Early Retirement, Intermediate Retirement, or Normal Retirement regardless of whether he or she delivers any such acknowledgment).

“Separation from Service” shall have the meaning ascribed to such term in the guidance issued under Section 409A of the Code.

“Severance Agreement” means (i) the Severance Agreement, as amended, if any, between Participant and EnLink Midstream Operating, LP, a Delaware limited partnership (or its successor), that is in effect as of the Grant Date or (ii) if Participant is not a party to a Severance Agreement contemplated in clause (i) of this definition, the most recent form of severance agreement that has been included as an exhibit to the Company’s filings with the SEC prior to the Grant Date.

“Subject Tranche” means, as further specified in Schedule A, the portion of the Subject Award (i.e., a designated number of Restricted Incentive Units) that relates to a particular Performance Period and particular Performance Goal.

“Tranche RIUs” means the Restricted Incentive Units that comprise a Subject Tranche.

“Tranche Valuation Date” means, with respect to a Subject Tranche, the last day of the Performance Period applicable to the Subject Tranche.

“TSR Tranche RIUs” means the Tranche RIUs with a Performance Goal based on TSR.

2.    Performance Unit Award. On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby grants to Participant, and Participant hereby accepts, an award of [●] Restricted Incentive Units (the “Subject Award”). The Restricted Incentive Units granted hereunder shall be evidenced by the Committee in a book entry or in such other manner as the Committee may determine.

3.    Vesting; Forfeiture.

(a)    In General. The number of Tranche RIUs, if any, that are eligible for vesting as Certified RIUs hereunder shall be based on the Committee’s determination of attainment and associated certification of the applicable Performance Goal, in each case, made in accordance with this Section 3, Schedule B, and Section 4 below. The Committee shall make Performance Goal attainment and certification determinations separately with respect to each Subject Tranche. If at least a “Threshold” performance level (“Qualifying Performance”) is attained and certified, then the applicable number of Tranche RIUs determined under Schedule B and Section 4 below (the “Certified RIUs”) shall vest and Units applicable to such Certified RIUs shall be paid out to Participant in accordance with Section 4 below so long as Participant remains in the continuous service of the Company or its Affiliates until the earlier of (i) the End Date or (ii) the date on which the earliest event occurs in accordance with and pursuant to Section 3(c) or Section 3(d) below whereby the relevant Certified RIUs or Tranche RIUs vest or expressly remain eligible for vesting. For the avoidance of doubt: (x) if a “Below Threshold” performance level is attained and certified, then no Certified RIUs shall relate to the Tranche RIUs and all such Tranche RIUs shall be forfeited; (y) if at least Qualifying Performance is attained and certified, but such performance does not equal or exceed the “Target” performance level pursuant to Schedule B, then the number of Tranche RIUs that exceeds the applicable number of the Certified RIUs shall be forfeited; and (z) if at least Qualifying Performance is attained and certified, but the Certified RIUs are adjusted for the Prorated Amount pursuant to Section 3(c) below, then the number of Tranche RIUs, if any, that exceeds the applicable number of the Certified RIUs, as adjusted for the Prorated Amount, shall be forfeited. All forfeitures under this Agreement shall be at no cost to the Company or Participant.

(b)    Separation from Service in General. Except as otherwise provided in Section 3(c) below, if Participant experiences a Separation from Service with the Company and its Affiliates prior to the End Date, then he or she will forfeit the Subject Award.

(c)    Special Vesting/Forfeiture Conditions. Tranche RIUs and Certified RIUs, if any, shall be subject to the following vesting and forfeiture conditions, which shall apply in connection with a Qualifying Termination, Retirement, Change in Control, Participant’s death, or Qualifying Disability that occurs at a time when there are no grounds in existence for the involuntary termination of Participant (in good faith) by the Company or its Affiliates for Cause:

(i)    General. Except as otherwise provided in this Section 3(c), if a Qualifying Termination, an Early Retirement, an Intermediate Retirement, or a Normal Retirement occurs while the Subject Award is outstanding, then the Tranche RIUs or Certified RIUs, if any, as applicable, shall remain eligible for vesting or vest, if at all, pursuant to clause (x), (y), or (z) below and subclauses (1) or (2) thereunder as follows:

(x)    Qualifying Termination:

(1)    If such a Qualifying Termination occurs on or after a given Tranche Valuation Date for which Qualifying Performance is attained and certified, then such Certified RIUs shall vest (without adjustment for the Prorated Amount) as of the date of such Qualifying Termination.

(2)    If such a Qualifying Termination occurs prior to a given Tranche Valuation Date, then the applicable Tranche RIUs shall remain eligible for vesting, subject to the attainment and certification of Qualifying Performance and any Certified RIUs relating to such Tranche RIUs shall be adjusted for the Prorated Amount.

(y)    Early Retirement or Intermediate Retirement:

(1)    If such an Early Retirement or Intermediate Retirement occurs on or after a given Tranche Valuation Date for which Qualifying Performance is attained and certified, then, subject to Participant satisfying the Retirement Conditions, such Certified RIUs shall vest (without adjustment for the Prorated Amount) as of the date of such Early Retirement or Intermediate Retirement, as applicable.

(2)    If such an Early Retirement or Intermediate Retirement occurs prior to a given Tranche Valuation Date, then, subject to Participant satisfying the Retirement Conditions, the applicable Tranche RIUs shall remain eligible for vesting, subject to the attainment and certification of Qualifying Performance and any Certified RIUs relating to such Tranche RIUs shall be adjusted for the Prorated Amount.

(z)    Normal Retirement:

(1)    If such a Normal Retirement occurs on or after a given Tranche Valuation Date for which Qualifying Performance is attained and certified, then, subject to Participant satisfying the Retirement Conditions, such Certified RIUs shall vest (without adjustment for the Prorated Amount) as of the date of such Normal Retirement.

(2)    If such a Normal Retirement occurs prior to a given Tranche Valuation Date, then, subject to Participant satisfying the Retirement Conditions, such Tranche RIUs shall remain eligible for vesting, subject to the attainment and certification of Qualifying Performance (without adjustment for the Prorated Amount).

(ii)    Double Trigger - Advance/Concurrent Change in Control. If a Change in Control occurs while the Subject Award is outstanding and, on or after such Change in Control, a Qualifying Termination, an Early Retirement, an Intermediate Retirement, or a Normal Retirement occurs during a Performance Period, then the Tranche RIUs or Certified RIUs, if any, as applicable, shall remain eligible for vesting or vest, if at all, pursuant to clause (x) or (y) as follows:

(x)    Qualifying Termination: If such a Qualifying Termination occurs prior to a given Tranche Valuation Date, then (A) the relevant TSR Tranche RIUs shall remain eligible for vesting subject to the attainment and certification of Qualifying Performance (without adjustment for the Prorated Amount) and (B) the relevant CF Tranche RIUs shall be deemed to vest as Certified RIUs at the “Target” performance level (without adjustment for the Prorated Amount) as of the date of such Qualifying Termination. For the avoidance of doubt, such a Qualifying Termination that occurs on or after a given Tranche Valuation Date is addressed in Section 3(c)(i)(x)(1) above or Section 3(d) below, as applicable.

(y)    Early Retirement, Intermediate Retirement, or Normal Retirement: If such an Early Retirement, an Intermediate Retirement, or a Normal Retirement occurs prior to a given Tranche Valuation Date, then, subject to Participant satisfying the Retirement Conditions, (A) the relevant TSR Tranche RIUs shall remain eligible for vesting subject to the attainment and certification of Qualifying Performance (without adjustment for the Prorated Amount) and (B) the relevant CF Tranche RIUs shall be deemed to vest as Certified RIUs at the “Target” performance level (without adjustment for the Prorated Amount) as of the date of such Early Retirement, Intermediate Retirement, or Normal Retirement, as applicable. For the avoidance of doubt, each of such an Early Retirement, an Intermediate Retirement, or a Normal Retirement that occurs on or after a given Tranche Valuation Date is addressed in Section 3(c)(i)(y)(1) above, 3(c)(i)(z)(1) above, or Section 3(d) below, as applicable.

(iii)    Double Trigger – Subsequent Change in Control. If, subsequent to the occurrence of a Qualifying Termination, an Early Retirement, an Intermediate Retirement, or a Normal Retirement during a Performance Period, a Change in Control occurs while the Subject Award is outstanding, then the Tranche RIUs or Certified RIUs, if any, as applicable, shall remain eligible for vesting or vest, if at all, pursuant to clause (x), (y), or (z) as follows:

(x)    Qualifying Termination: If such a Qualifying Termination occurs prior to a given Tranche Valuation Date, then (A) the relevant TSR Tranche RIUs shall remain eligible for vesting, subject to the attainment and certification of Qualifying Performance and any Certified RIUs relating to such TSR Tranche RIUs shall be adjusted for the Prorated Amount and (B) the relevant CF Tranche RIUs shall be deemed to vest as Certified RIUs at the “Target” performance level, as adjusted for the Prorated Amount, as of the date of such Change in Control. For the avoidance of doubt, such a Qualifying Termination that occurs on or after a given Tranche Valuation Date is addressed in Section 3(c)(i)(x)(1) above or Section 3(d) below, as applicable.

(y)    Early Retirement or Intermediate Retirement: If such an Early Retirement or Intermediate Retirement occurs prior to a given Tranche Valuation Date, then, subject to Participant satisfying the Retirement Conditions, (A) the relevant TSR Tranche RIUs shall remain eligible for vesting, subject to the attainment and certification of Qualifying Performance and any Certified RIUs relating to such TSR Tranche RIUs shall be adjusted for the Prorated Amount and (B) the relevant CF Tranche RIUs shall be deemed to vest as Certified RIUs at the “Target” performance level, as adjusted for the Prorated Amount, as of the date of such Change in Control. For the avoidance of doubt, such an Early Retirement or Intermediate Retirement that occurs on or after a given Tranche Valuation Date is addressed in Section 3(c)(i)(y)(1) above or Section 3(d) below, as applicable.

(z)    Normal Retirement: If such a Normal Retirement occurs prior to a given Tranche Valuation Date, then, subject to Participant satisfying the Retirement Conditions, (A) the relevant TSR Tranche RIUs shall remain eligible for vesting, subject to the attainment and certification of Qualifying Performance (without adjustment for the Prorated Amount) and (B) the relevant CF Tranche RIUs shall be deemed to vest as Certified RIUs at the “Target” performance level (without adjustment for the Prorated Amount) as of the date of such Change in Control. For the avoidance of doubt, such a Normal Retirement that occurs on or after a given Tranche Valuation Date is addressed in Section 3(c)(i)(z)(1) above or Section 3(d) below, as applicable.

(iv)    Death. If Participant’s death occurs while the Subject Award is outstanding, then the Tranche RIUs or Certified RIUs, if any, as applicable, shall vest, if at all, pursuant to clause (x) or (y) as follows:

(x)    If such a death occurs on or after a given Tranche Valuation Date for which Qualifying Performance is attained and certified, then the relevant Certified RIUs shall vest (without adjustment for the Prorated Amount) as of the date of such death.

(y)    If such a death occurs prior to a given Tranche Valuation Date, then the relevant Tranche RIUs shall be deemed to vest as Certified RIUs at the “Target” performance level (without adjustment for the Prorated Amount) as of the date of such death.

(v)    Disability. If the Participant’s Qualifying Disability occurs while the Subject Award is outstanding, then the Tranche RIUs or Certified RIUs, if any, as applicable, shall vest, if at all, pursuant to clause (x) or (y) as follows:

(x)    If such Qualifying Disability occurs on or after a given Tranche Valuation Date for which Qualifying Performance is attained and certified, then the relevant Certified RIUs shall vest (without adjustment for the Prorated Amount) as of the date of such Qualifying Disability.

(y)    If such Qualifying Disability occurs prior to a given Tranche Valuation Date, then the relevant Tranche RIUs shall be deemed to vest as Certified RIUs at the “Target” performance level (without adjustment for the Prorated Amount) as of the date of such Qualifying Disability.

(vi)    Section 409A Considerations.

(x)    Change in Control. To the extent that the vesting under Section 3(c)(iii) or Section 3(d) relates to any Subject Tranche that is subject to Section 409A of the Code (a “409A Subject Tranche”), such vesting shall occur only if the applicable Change in Control constitutes “change in the ownership or effective control” of the Company within the meaning of Treas. Reg. Section 1.409A-3(i)(5). If such Change in Control does not constitute such a “change in the ownership or effective control” of the Company, the Tranche RIUs with respect to such 409A Subject Tranche shall remain eligible for vesting in accordance with the other provisions of this Section 3, as applicable.

(y)    Qualifying Disability. To the extent that the vesting under Section 3(c)(vi) relates to any 409A Subject Tranche, (A) such vesting shall occur only if Participant incurs a “disability”

within the meaning of Treas. Reg. Section 1.409A-3(i)(4), or (B) if clause (A) is not applicable, such vesting of the Certified RIUs described in Section 3(c)(vi) shall be dependent on Participant incurring a Separation from Service in connection with his or her Qualifying Disability. In such event, the Separation from Service shall be deemed as a Normal Retirement that is not subject to the Retirement Conditions solely for purposes of establishing the timing for when such vesting is deemed to occur for purposes of this Agreement.

(d)    Change in Control Resulting in Delisting. Anything to the contrary herein notwithstanding, if a Change in Control occurs while the Subject Award is outstanding that results in the Company ceasing to be listed on a national securities exchange (a “Delisting Change in Control”), then the Tranche RIUs or Certified RIUs, if any, as applicable, shall vest, if at all, as follows:

(i)    If such a Delisting Change in Control occurs on or after a given Tranche Valuation Date for which Qualifying Performance is attained and certified, then, subject to Participant satisfying the Retirement Conditions applicable to his or her Retirement, if any, the relevant Certified RIUs (without adjustment for the Prorated Amount) shall be deemed to vest as of (A) the applicable date pursuant to Section 3(c) if such Delisting Change in Control occurs on or after a Qualifying Termination, Retirement, death, or Qualifying Disability, (B) the date of a Qualifying Termination, Retirement, death, or Qualifying Disability, as applicable, if the Delisting Change in Control occurs prior to a Qualifying Termination, Retirement, death, or Qualifying Disability, as applicable, or (C) the applicable date pursuant to Section 3(a) above if not otherwise vested pursuant to the foregoing clauses.

(ii)    If such a Delisting Change in Control occurs prior to a given Tranche Valuation Date, then, subject to Participant satisfying the Retirement Conditions applicable to his or her Retirement, if any, the relevant Tranche RIUs shall be deemed to vest as Certified RIUs at the “Target” performance level as of (A) the date of such Delisting Change in Control if the Delisting Change in Control occurs on or after a Qualifying Termination, Retirement, death, or Qualifying Disability, as applicable (in which case, such vesting shall be adjusted for the Prorated Amount for a Qualifying Termination, an Early Retirement, and an Intermediate Retirement and otherwise occur without adjustment for the Prorated Amount), (B) the date of a Qualifying Termination, Retirement, death, or Qualifying Disability, as applicable, if the Delisting Change in Control occurs prior to the Qualifying Termination, Retirement, death, or Qualifying Disability, as applicable, which vesting shall occur without adjustment for the Prorated Amount, or (C) the applicable date pursuant to Section 3(a) above if not otherwise vested pursuant to the foregoing clauses.

To the extent vesting applies pursuant to preceding paragraphs (i) and (ii) and the relevant Delisting Change in Control occurs prior to the delivery of Units, if any, described in Section 4 below, then the Company shall pay (in securities of a successor or surviving Person that are listed on a national securities exchange or if no such securities exist, then in cash) Participant an amount equal to the Change of Control Price (as defined in the Plan) for each of the relevant Certified RIUs for purposes of Section 4 below.

4.    Certification of Performance; Payment.

(a)    Certification. As soon as reasonably practicable following the close of a Performance Period that relates to a Subject Tranche, the Committee shall determine and certify (i) the extent to which the applicable Performance Goal as described on Schedule B is attained, and (ii) if at least Qualifying Performance is attained with respect to such Performance Goal (i.e., Qualifying Performance applies for such Subject Tranche), the number of the Certified RIUs that relate to such Subject Tranche. Such certification shall be final, conclusive, and binding on Participant, and on all other Persons, to the maximum extent permitted by law; provided, however, that Participant shall have the right at all reasonable times prior to or after any such certification to audit the books and records of the Committee and the Company, including the ability to make and retain copies of same, to the extent reasonably necessary to verify compliance with the terms and conditions of this Agreement, including, in particular, the calculations, workpapers, or other documents prepared and used in connection with making any such certification. For the avoidance of doubt, the Committee shall be deemed to have completed the certifications with respect to clauses (i) and (ii) above when vesting is deemed to occur at the “Target” performance level pursuant to Section 3(c) or Section 3(d).

(b)    Payment. Subject to the “Six-Month Delay Toggle” (as defined in Section 15 of this Agreement), Units representing Certified RIUs shall be delivered to Participant no later than (i) if vesting occurs pursuant to Section 3(c), the 15th day of the third calendar month following the date on which vesting occurs (it being understood that in circumstances where Tranche RIUs remain eligible for vesting as Certified RIUs pursuant to Section 3(c), Units relating to the applicable Certified RIUs shall be delivered no later than the 15th day of the third calendar month following the relevant Tranche Valuation Date) and (ii) otherwise, 75 days following the End Date. Such Units representing Certified RIUs shall be delivered free of all restrictions to Participant or Participant’s beneficiary or estate, as the case may be (it being understood that the entry on the transfer agent’s books or the delivery of the certificate(s) with respect to such Units shall constitute delivery of such Units for purposes of this Agreement).

5.    Distribution Equivalent Payment Rights. Each Subject Tranche hereunder includes a tandem award of Distribution Equivalent Rights that shall apply throughout the period in which the Subject Award is outstanding. Such Distribution Equivalent Rights shall entitle Participant to receive cash payments equal to the cash distributions made by the Company (on a per Unit basis) in respect of its outstanding Units generally (“General Distributions”). Except as provided below, such cash payments (“Distribution Equivalent Payments”) shall be payable to the extent the Tranche RIUs that relate to such Subject Tranche ultimately vest as Certified RIUs pursuant to this Agreement. No Distribution Equivalent Payments shall be made if such Tranche RIUs do not vest as Certified RIUs, are forfeited, or are otherwise canceled. Accordingly, (i) payment of such Distribution Equivalent Payments shall be made at the same time, and shall be subject to the same conditions, as are applicable to the delivery of Units with respect to such Certified RIUs (the “Delivered Units”), and (ii) the amount of such Distribution Equivalent Payments shall be equal to the aggregate General Distributions that would have been made on the Delivered Units if such Delivered Units were held by Participant from the Grant Date through the date on which such Delivered Units are delivered to Participant. No interest shall be credited on any Distribution Equivalent Payments.

6.    Taxes.

(a)    REPRESENTATION. PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON THE COMPANY OR ITS AFFILIATES FOR ANY TAX ADVICE IN CONNECTION WITH THE RESTRICTED INCENTIVE UNITS AND THAT PARTICIPANT HAS BEEN, OR IS OTHERWISE HEREBY, ADVISED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE AWARD OF RESTRICTED INCENTIVE UNITS UNDER THIS AGREEMENT.

(b)    Withholding Matters.

(i)    The Company, its Affiliates, as applicable, and Participant shall comply with all federal and state laws and regulations respecting the withholding, deposit, and payment of any income, employment (including Federal Insurance Contributions Act (“FICA”) taxes), or other taxes relating to the Subject Award, including with respect to Distribution Equivalent Payments described in Section 5 of this Agreement. Such withholding shall be made by the Company or its Affiliates in accordance with the applicable withholding laws and regulations that are in effect at the time such withholding is required. Participant shall pay to the Company or its Affiliates, or make arrangements satisfactory to the Company or its Affiliates regarding payment of, any such withholding with respect to (A) Distribution Equivalent Payments and (B) the Restricted Incentive Units.

(ii)    Participant shall, to the extent permitted by law, have the right to elect for the Company or its Affiliates to withhold Units to which Participant is otherwise entitled upon the vesting of the Restricted Incentive Units (or Participant may deliver to the Company other unrestricted Units owned by Participant or deliver to the Company or its Affiliates Units that Participant has previously acquired), in each case valued at the Fair Market Value of such Units at the time of such withholding by, or delivery to, the Company or its Affiliates, to satisfy the obligation of Participant under Section 6(b)(i) of this Agreement (it being understood that the Fair Market Value of all such Units withheld or delivered may not exceed the amount of withholding due based on the withholding rate(s) applied by the Company, in its discretion, in accordance with the applicable withholding laws and regulations that are in effect at the time such withholding is required); provided, however, that in no event shall any Units (or cash) that may be delivered hereunder be used to satisfy any FICA taxes that become due as a result of Participant being or becoming eligible for Retirement, Qualifying Termination or Qualifying Disability without having undergone such termination. Any payment of required withholding taxes by Participant in the form of Units shall not be permitted if it would result in an accounting charge with respect to such Units used to pay such taxes unless otherwise approved by the Committee.

(iii)    Any provision of this Agreement to the contrary notwithstanding, if Participant does not otherwise satisfy the obligations of Participant under Section 6(b)(i) of this Agreement, Participant acknowledges and agrees that the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due from the Company or its Affiliates to or with respect to Participant, whether or not pursuant to this Agreement or the Plan and regardless of the form of payment, any federal, state, or local taxes of any kind required by law to be withheld with respect to any Distribution Equivalent Payments or Restricted Incentive Units hereunder.

7.    Non-Assignability. Neither the Subject Award nor the Restricted Incentive Units is assignable or transferable by Participant, and, the Restricted Incentive Units shall not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by Participant in any manner.

8.    Entirety and Modification. This Agreement (including all schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, between such parties relating to such subject matter. Subject to Section 15.2 of the Plan, no modification, alteration, amendment, or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

9.    Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible, and such provision shall be deemed inoperative to the extent it is unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

10.    Gender. Words used in this Agreement which refer to Participant and denote the male gender shall also be deemed to include the female gender or the neuter gender when appropriate.

11.    Employment or Service. Nothing in this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or its Affiliates, nor shall this Agreement interfere in any manner with the right of the Company or its Affiliates to terminate the employment or service of Participant with or without Cause at any time.

12.    Incorporation of Plan Provisions. This Agreement is made pursuant to the Plan and is subject to all of the terms and provisions of the Plan as if the same were fully set forth herein. In the event that any provision of this Agreement conflicts with the Plan, the provisions of the Plan shall control. Participant acknowledges receipt of a copy of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee shall be final, binding, and conclusive upon Participant.

13.    Headings. The headings of the various sections and subsections of this Agreement have been inserted for convenient reference only and shall not be construed to enlarge, diminish, or otherwise change the express provisions hereof.

14.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

15.    Section 409A. The compensation payable pursuant to the Subject Award is intended to be exempt from, or otherwise in compliance with, Section 409A of the Code and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent. For purposes of Section 409A of the Code, each Subject Tranche shall be treated as a right to receive a separate and distinct payment. Anything to the contrary herein notwithstanding, if, at the time of a Participant’s Separation from Service with the Company and its Affiliates, such Participant is a “specified employee” (as defined in Section 409A of the Code), and the deferral of the commencement of any amount of the payments or benefits otherwise payable pursuant to the Plan is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then, to the extent permitted by Section 409A of the Code, such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Participant) will be deferred until the earlier to occur of (i) Participant’s death or (ii) the first business day that is six months following Participant’s Separation from Service with the Company and its Affiliates(the “Six-Month Delay Toggle”). Any payments or benefits deferred due to the Six-Month Delay Toggle will be paid in a lump sum (without interest) to Participant on the earliest to occur of clause (i) or (ii) in the immediately preceding sentence.

16.    No Voting Rights. Anything to the contrary herein notwithstanding, in no event shall Participant have any right to vote any, or to exercise any other rights, powers, and privileges of a holder of the Units with respect to any Restricted Incentive Units granted hereunder until such time that (i) the Performance Period applicable to such Restricted Incentive Units or a portion thereof shall have expired (and all other conditions to payment with respect thereto have been fulfilled), (ii) such Restricted Incentive Units are converted into the right to receive Units, and (iii) such Units are delivered to Participant.

17.    Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

ENLINK MIDSTREAM, LLC
By: EnLink Midstream Manager, LLC

By:__________________________________________
Barry E. Davis
Chairman and Chief Executive Officer

PARTICIPANT:

__________________________________________
_____________

SCHEDULE A
SUBJECT TRANCHE LISTING

Tranche Number	Relevant Performance Period for Subject Tranche	Relevant Performance Goal for Subject Tranche	Number of Restricted Incentive Units under Subject Tranche
1	First Performance Period	TSR	[●]
2	Second Performance Period	TSR	[●]
3	Third Performance Period	TSR	[●]
4	Cumulative Performance Period	TSR	[●]
5	First Performance Period	Cash Flow	[●]
6	Second Performance Period	Cash Flow	[●]
7	Third Performance Period	Cash Flow	[●]

SCHEDULE B
PERFORMANCE PERIOD, PERFORMANCE GOALS, AND PAYOUT AMOUNTS

1.    Performance Period. The number of Tranche RIUs that relate to a Subject Tranche, which can vest as Certified RIUs pursuant to the Subject Award, shall be calculated based on the level of Performance Goal achievement over the Performance Period that relates to such Subject Tranche.

2.    Performance Goals. The Performance Goal with respect to a Subject Tranche shall be based on either total shareholder return (“TSR”) or Cash Flow as such terms are further described below.

3.    TSR-Related Definitional Matters and Vesting Requirements. At the end of each Performance Period, the TSR for the Company and for each Peer Company (as described below) shall be determined pursuant to the following formula and in accordance with the following definitions and rules:

TSR	=	((Closing Average Value - Opening Average Value) + Reinvested Dividends) ÷ Opening Average Value*

*The result shall be rounded to the nearest hundredth of one percent (.01%).

(a)    “Closing Average Value” means the average value of the common equity security for the 30 trading days ending on the last day of the Performance Period, which shall be calculated as follows: (A) determine the closing price of the common equity security on each trading date during 30-day period and (B) average the amounts so determined for the 30-day period.

(b)    “Opening Average Value” means the average value of the common equity security for the 30 trading days preceding the start of the Performance Period, which shall be calculated as follows: (A) determine the closing price of the common equity security on each trading date during the 30-day period and (B) average the amounts so determined for the 30-day period.

(c)    “Reinvested Dividends” means the dollar amount equal to (A) the aggregate number of the Company’s common units / shares (including fractional common units / shares) that could have been purchased during the Performance Period had each cash distribution / dividend paid on one common unit / share at the beginning of the Performance Period been immediately reinvested in additional units / shares (or fractional common units / shares) at the closing selling price per common unit / share on the applicable distribution / dividend payment date (it being understood that the calculation in this clause (A) will include a compounding of distributions / dividends paid on common units / shares (or fractional common units / shares) “purchased” during the Performance Period from prior distribution / dividend “reinvestments”) multiplied by (B) the Closing Average Value.

(d)    Each of the foregoing amounts shall be equitably adjusted for share / unit splits, stock dividends or unit distributions, recapitalizations, and other similar events affecting the common equity securities in question.

(e)    The Committee shall determine the number of Tranche RIUs that vest, if at all, as Certified RIUs pursuant to this Agreement based on the Company’s relative TSR ranking in respect of the Performance Period as compared to the TSR ranking of the Peer Companies as follows:

Performance Level	The Company’s Achieved TSR Percentile Position Relative to Peer Companies*	Associated Individual Payout Level (expressed as a percentage of the Tranche RIUs)
Below Threshold	Less than 25%	0%
Threshold	Equal to 25%	50%
Target	Equal to 50%	100%
Maximum	Greater than or Equal to 75%	200%

*If the Company’s achieved TSR percentile position is between the Threshold and Target performance levels or if the Company’s achieved TSR percentile position is between the Target and Maximum performance levels, then the associated individual payout level will be interpolated on a linear basis. If the Company’s final TSR value is equal to the TSR value of a Peer Company, the Committee shall assign the Company the higher ranking.

(f)    The Peer Companies are the companies set forth on Schedule C to this Agreement; provided, however, that the Peer Companies will be subject to change as follows:

(i)    If on or before the date that is 30-trading days into a given Performance Period, a Peer Company enters into, becomes subject to, or is the subject of a definitive agreement or a filing made with the SEC contemplating an acquisition, merger, tender offer, or other similar transaction (regardless of whether such transaction is a Simplification Transaction or otherwise) (collectively, a “Transaction”) that involves such Peer Company and that, if consummated, would result (or reasonably be expected to result) in such Peer Company ceasing to be traded on a national securities exchange (“Traded”), then such Peer Company will be eliminated from the TSR calculations for all Performance Periods that end on a date subsequent to the date of such definitive agreement or SEC filing, as applicable (it being understood that previously certified results for a Performance Period will be unimpacted by the foregoing). If, however, such Transaction is rescinded, revoked, terminated, or abandoned, then such Peer Company will remain a Peer Company and again be subject to all of the terms set forth herein (it being understood that previously certified results for a Performance Period will be unimpacted by the foregoing).

(ii)    If on or after the date that is 31-trading days into a given Performance Period and before the last day of the relevant Performance Period, a Peer Company enters into, becomes subject to, or is the subject of a definitive agreement or a filing made with the SEC contemplating a Transaction (other than a Simplification Transaction, which is addressed below) that involves such Peer Company and that, if consummated, would result (or reasonably be expected to result) in such Peer Company ceasing to be Traded, then such Peer Company will be fixed above or below the Company for relative TSR purposes calculating the Company’s and the applicable Peer Company’s TSRs using the trading day preceding the date on which the public became aware of such a definitive agreement or SEC filing, as applicable, as the end date for “Closing Average Value” purposes. If such calculation results in such Peer Company being fixed above the Company, then the Committee shall assign the Peer Company with a TSR that places such Peer Company at the top of the TSR rankings, and if fixed below the Company, then the Committee shall assign the Peer Company with a TSR that places such Peer Company at the bottom of the TSR rankings, in each case, for all Performance Periods that end on a date subsequent to the date of the definitive agreement or SEC filing, as applicable (it being understood that previously certified results for a Performance Period will be unimpacted by the foregoing). If, however, such Transaction is rescinded, revoked, terminated, or abandoned, then such Peer Company will remain a Peer Company and again be subject to all of the terms set forth herein (it being understood that previously certified results for a Performance Period will be unimpacted by the foregoing).

(iii)    If on or after the date that is 31-trading days into a given Performance Period and before the last day of the relevant Performance Period, a Peer Company enters into, becomes subject to, or is the subject of a definitive agreement or a filing made with the SEC contemplating a Simplification Transaction that involves such Peer Company and that, if consummated, would result (or reasonably be expected to result) in such Peer Company ceasing to be Traded, then the survivor of such Simplification Transaction that remains Traded shall be deemed to have been and to be a Peer Company (in each case, for purposes of each component of the TSR calculation) for all Performance Periods that end on a date subsequent to the date of such definitive agreement or SEC filing, as applicable (it being understood that previously certified results for a Performance Period will be unimpacted by the foregoing). If, however, such Simplification Transaction is rescinded, revoked, terminated, or abandoned, then such Peer Company will remain a Peer Company and again be subject to all of the terms set forth herein (it being understood that previously certified results for a Performance Period will be unimpacted by the foregoing).

(iv)    A Peer Company that is both involved in a bankruptcy proceeding and ceases to be Traded during a Performance Period will remain a Peer Company but shall be deemed to have a TSR of negative 100% (-100%) for all Performance Periods that end on a date subsequent to the date of such delisting. A Peer Company that is involved in a bankruptcy proceeding, but remains Traded will remain a Peer Company and no adjustment shall be made.

(v)    A Peer Company that ceases to be Traded during a Performance Period for a reason other than one contemplated in clauses (i) through (iv) above will remain a Peer Company but shall be deemed to have a TSR of negative 100% (-100%) for all Performance Periods that end on a date subsequent to the date of such delisting.

(g)    “Simplification Transaction” means a transaction in the form of what is known in the MLP space as a “simplification” transaction and where the operating assets of the master limited partnership involved in such transaction constitute substantially all of the assets owned by the relevant parent entity involved in such transaction.

4.    Cash Flow-Related Definitional Matters and Vesting Requirements.

(a)“Cash Flow” with respect to any relevant Performance Period shall consist of the measurement “free cash flow after distributions” (“FCFAD”) and shall be calculated consistent with the Company’s most relevant published financial results or guidance for a given Performance Period (the applicable “Reference Year”) and means, (A) the Company’s Adjusted EBITDA (as defined and calculated consistent with the Company’s most relevant published financial results or guidance) minus (B) the sum of (w) interest expense, net of interest income, (x) accrued cash distributions on Series B Preferred Units and Series C Preferred Units paid or expected to be paid, (y) cash distributions paid or expected to be paid on the Company’s common units, and (z) capital expenditures (including both maintenance and capital expenditures, but excluding capital expenditures that were contributed by other entities and relate to the non-controlling interest share of the Company’s consolidated entities) plus (C) proceeds from sales of property and equipment. For the avoidance of doubt, actual FCFAD for any applicable Reference Year shall be calculated on a pre-bonus basis (i.e., before the STI payout).

(b)Prior to the certification of FCFAD performance by the Committee for a given Reference Year, Target FCFAD (as set forth in the chart below) may be adjusted for the following items: (i) changes in the common distribution rate, or special distributions, each as approved by the Board, (ii) growth capital expenditures for unbudgeted projects approved during the Reference Year for which primary financial benefits will be realized after the Reference Year as well as any cash flow amounts from such projects which are realized in the Reference Year, and (iii) other extraordinary events or items occurring during the Reference Year. Management shall prepare a list of such adjustments, if any, on a quarterly basis for consideration by the Committee. If the Committee, acting in its discretion, approves any such adjustments, the Target FCFAD for such Reference Year shall be adjusted by the amount so approved.

(c)The Committee shall determine the number of Tranche RIUs that vest, if at all, as Certified RIUs pursuant to this Agreement based on the Company’s actual achieved FCFAD for the Performance Period ending December 31, 2021, as compared to the Target FCFAD as follows:

Performance Level	Target FCFAD*‡	Associated Individual Payout Level (expressed as a percentage of the Tranche RIUs)
Below Threshold	Less than $243	0%
Threshold	Equal to $243	50%
Target	Equal to $300	100%
Maximum	Greater than or equal to $357	200%

*If the Company’s actual achieved FCFAD is between the Threshold and Target performance levels or if the Company’s achieved FCFAD is between the Target and Maximum performance levels, then the associated individual payout level will be interpolated on a linear basis.
‡Amounts shown above as Target FCFAD apply for the First Performance Period, are shown on a pre-bonus basis, and are shown before adjustments, if any, are made pursuant to paragraph (b), above. The successive Performance Period Target FCFAD will be updated as set forth in paragraph (d) below.

(d)    For the Second Performance Period and the Third Performance Period, the Board, or the Committee, will establish the figures to be included in the column titled “Target FCFAD” in the chart above and will notify Participant of the same in writing no later than March 31 of the year in which the relevant Performance Period begins.

5.    Other Vesting Terms. Any fractional Certified RIUs resulting from the vesting thereof in accordance with this Agreement shall be rounded down to the nearest whole number. Any portion of the Tranche RIUs that does not vest as Certified RIUs of the end of the Performance Period shall be forfeited as of the end of the Performance Period.

SCHEDULE C
PEER COMPANIES

Antero Midstream GP	MPLX, LP
Cheniere Energy, Inc.	NGL Energy Partners
Crestwood Equity Partners, LP	NuStar Energy, LP
DCP Midstream, LP	ONEOK, Inc.
Enable Midstream Partners, LP	Phillips 66 Partners, LP
Energy Transfer, LP	Plains All American Pipeline, LP
Enterprise Products Partners, LP	Plains GP Holdings
Equitrans Midstream Corp.	Shell Midstream Partners
Genesis Energy, LP	Targa Resources Corp.
Hess Midstream Partners LP	The Williams Companies, Inc.
Holly Energy Partners	TC Pipelines, LP
Kinder Morgan, Inc.	Western Gas Equity Partners, LP
Magellan Midstream Partners, LP

SCHEDULE D
RESTRICTIVE COVENANTS

For the avoidance of doubt, Participant only makes the agreements contemplated in, and is only bound by, this Schedule D in connection with his or her Early Retirement, Intermediate Retirement, or Normal Retirement. In partial consideration for Participant’s access to confidential information (the access to which Participant hereby acknowledges) and eligibility for and receipt of the benefits provided by Early Retirement, Intermediate Retirement, or Normal Retirement by that certain Performance Unit Agreement to which this Schedule D is attached (the “Agreement”), Participant hereby agrees as follows:

1.Restrictive Covenants.

(i)    Covenant Not to Solicit Customers. Participant agrees that while employed by a member of the Company Group and for a period of twelve (12) months after his or her Early Retirement, Intermediate Retirement, or Normal Retirement, as applicable, Participant shall not (i) persuade or encourage any Person that was a client or customer of EnLink Midstream, LLC or any of its direct or indirect subsidiaries (collectively, the “Company Group”) at any time during the twelve (12) months prior to his or her Early Retirement, Intermediate Retirement, or Normal Retirement, as applicable, to cease conducting or fail to renew existing business with that member of the Company Group, or (ii) use any confidential or proprietary information of any member of the Company Group to directly or indirectly solicit business from, or to interrupt, disturb, or interfere with any member of the Company Group’s relationships with, any Person that was a client or customer of any member of the Company Group at any time during the twelve (12) months prior to his or her Early Retirement, Intermediate Retirement, or Normal Retirement, as applicable.

(ii)    Covenant not to Solicit Employees. Participant agrees that while employed by any member of the Company Group and for a period of twenty-four (24) months after his or her Early Retirement, Intermediate Retirement, or Normal Retirement, as applicable, Participant shall not solicit, endeavor to entice, or induce any employee of any member of the Company Group to terminate such Person’s employment or service with such member or accept employment with anyone else; provided, however, that a general solicitation of the public for employment shall not constitute a solicitation hereunder.

2.    Specific Performance. Recognizing that irreparable damage will result to the Company Group in the event of the breach or threatened breach of any of the foregoing covenants and assurances by Participant contained in paragraph 1 of this Schedule D, and that the Company Group’s remedies at law for any such breach or threatened breach will be inadequate, the members of the Company Group and their successors and assigns, in addition to such other remedies that may be available to them, shall be entitled to an injunction, including a mandatory injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto), to be issued by any court of competent jurisdiction ordering compliance with the Agreement or enjoining and restraining Participant, and each and every Person, firm, or company acting in concert or participation with him or her, from the continuation of such breach and, in addition thereto, he or she shall pay to such affected member of the Company Group all ascertainable damages, including costs and reasonable attorneys’ fees sustained by such affected member or members of the Company Group by reason of the breach or threatened breach of said covenants and assurances.

3.    Clawback. Participant agrees that in the event that the Committee determines that Participant has breached any term of this Schedule D, in addition to any other remedies at law or in equity that any affected member of the Company Group may have available to it or them, the Committee may in its sole discretion require that Participant, within five (5) business days of receipt of written demand therefor, repay to the Company the amount of any Distribution Equivalent Payments paid to Participant pursuant to Section 5 of the Agreement and return to the Company the Units (or other benefits) delivered to Participant in connection with Section 4 of the Agreement (or in the event Participant has ceased to hold such Units (or other benefits), an amount equal to the Fair Market Value thereof as in effect as of the date of such written demand).

4.    Miscellaneous.

(a)    Participant has carefully read and considered the provisions of this Schedule D and, having done so, agrees that the restrictions set forth in this Schedule D (including the relevant time periods, scope of activity to be restrained, and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company Group and their respective officers, directors, managers, employees, creditors, partners, members, and unitholders. Participant understands that the restrictions contained in this Schedule D may limit his or her ability to engage in a business similar to the business of any member of the Company Group, but acknowledges that he or she will receive sufficiently high remuneration and other benefits from the Company Group to justify such restrictions.

(b)    The covenants and obligations of Participant set forth in this Schedule D are in addition to and not in lieu of or exclusive of, any other obligations and duties of Participant to the Company Group, whether express or implied in fact or in law.

(c)    In the event that any provision of this Schedule D relating to the relevant time periods, scope of activity, and/or the areas of restriction hereunder shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope, or areas such court deems reasonable and enforceable, the relevant time periods, scope of activity, and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period, scope of activity, and/or areas of restriction.

(d)    The restrictive covenants set forth in this Schedule D are personal and not assignable by Participant but they may be assigned by the Company without notice to or consent of Participant to, and shall thereafter be binding upon and enforceable by, (i) any member of the Company Group, or (ii) any Person that acquires or succeeds to substantially all of the business or assets of any member of the Company Group (and such Person shall be deemed included to be in the definition of the “Company” and the “Company Group” for all purposes of this Schedule D).